UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

Hard Rock Hotel Holdings, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-52992	16-1782658
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4455 Paradise Road, Las Vegas, NV	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 693-5000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Since Hard Rock Hotel Holdings, LLC (the “Company”) acquired the Hard Rock Hotel & Casino in Las Vegas (the “Hard Rock”) and certain related assets on February 2, 2007 (the “Acquisition Closing Date”), the members of the Company have funded various matters relating to the Hard Rock through postings of letters of credit or contributions of cash to the Company. Pursuant to the Company’s limited liability company agreement, subject to the receipt of required regulatory approvals, if the Company’s members make fundings to the Company on a non pro-rata basis, then the percentage interests of the members in the Company are adjusted to take into consideration the disproportionate fundings (according to formulas set forth in the limited liability agreement).

On December 4, 2008, the Chairman of the Nevada Gaming Control Board approved the adjustments to the members’ percentage interests in the Company to take into account fundings made after the Acquisition Closing Date. As of November 4, 2008, DLJ MB IV HRH, LLC, DLJ Merchant Banking Partners IV, L.P. and DLJMB HRH VoteCo, LLC (collectively, the “DLJMB Parties”) had collectively funded an additional approximately $244.1 million in cash and letters of credit and Morgans Hotel Group Co. and Morgans Group LLC (collectively, the “Morgans Parties”) had collectively funded an additional approximately $15.2 million in cash and letters of credit since the Acquisition Closing Date. As a result, as of November 4, 2008, after giving effect to the adjustments approved by the Chairman on December 4, 2008, the DLJMB Parties collectively held a 85.84% Percentage Interest (as defined in the Company’s limited liability company agreement) in the Company and the Morgans Parties collectively held a 14.16% Percentage Interest (as defined in the Company’s limited liability company agreement) in the Company. Since November 4, 2008, the DLJMB Parties have made additional fundings to the Company that are not reflected in the percentage interests described above.

The issuances of membership interests resulting from the adjustments were made in reliance upon the exemption from registration requirements under Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 10, 2008

Hard Rock Hotel Holdings, LLC

By: /s/ RICHARD SZYMANSKI
Name: Richard Szymanski
Its: Vice President, Secretary and Treasurer